Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

September 29, 2023

PacWest Bancorp,
9701 Wilshire Boulevard, Suite 700,
Beverly Hills, California 90212.

Ladies and Gentlemen:

We have acted as counsel to PacWest Bancorp, a Delaware corporation (“PACW”), in connection with the proposed Mergers (as defined below) pursuant to that certain Agreement and Plan of Merger, dated as of July 25, 2023 (the “Agreement”) entered into by and among PACW, Banc of California, Inc., a Maryland corporation (“BANC”), and Cal Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of BANC (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into PACW (the “Merger”), so that PACW is the surviving corporation, and (ii) immediately following the Merger, BANC shall cause PACW to be merged with and into BANC (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that BANC is the surviving corporation in the Second Step Merger. Reference is made herein to the Form S-4 (Registration No. 333-274245) originally filed by BANC on August 28, 2023 with the Securities and Exchange Commission in connection with the Mergers (including the joint proxy statement/prospectus forming a part thereof, as amended or supplemented through the date hereof, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Mergers and related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the factual statements concerning the Mergers and related transactions and the parties thereto set forth in the Agreement are true, complete and correct, (iii) the factual statements in the Registration Statement are true, complete and correct, (iv) the statements and representations (which statements and representations we have neither investigated nor verified) made by PACW and BANC in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, the Second Effective Time and thereafter (where relevant) without regard to any qualification as to knowledge, intention or belief, and (v) PACW and BANC and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions is untrue for any reason or if the Mergers or related transactions are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Mergers, taken together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Mergers and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. Following the Second Effective Time, we assume no responsibility to inform PACW or BANC of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP